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[INTERNAP LOGO]                                                     EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                INTERNAP TO HOLD SPECIAL MEETING OF STOCKHOLDERS

                    Announces Details for Remote Participants

ATLANTA, GA - FEBRUARY 15, 2007 - Internap Network Services Corporation (NASDAQ:
INAP), a leading provider of performance-based routing solutions over the Internet, today announced details of its special meeting of stockholders on Tuesday, February 20, at 3 p.m. EST. Only stockholders of record on that date are entitled to vote at the meeting. At the meeting, shareholders will vote on one proposal, which is approval of Internap's issuance of approximately 11.9 million shares of Internap's common stock in connection with its announced intent to acquire VitalStream Holdings, Inc.

The meeting will be held at Internap's offices at 250 Williams Street NW, Suite E-100, Atlanta, Georgia. Stockholders may also participate via conference call by dialing 1-800-599-9829; participant passcode 69180463. International callers may dial 01-617-847-8703; participant passcode 69180463.

A live audio Web cast of the presentation will be available on the investor relations section of Internap's Web site at http://www.internap.com/investor/presentations/page1294.html. Internap will also provide access to a replay of the Web cast following the call.

The information about the special meeting and the transaction in this release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Internap's common stock. Any offer of securities will only be made pursuant to the Joint Proxy Statement/Prospectus on Form S-4 filed with the Securities and Exchange Commission ("SEC") by Internap and VitalStream, a copy of which is available without charge on the SEC's website at www.sec.gov.

A free copy may also be obtained from Internap or VitalStream through their Investor Contacts listed below.

ABOUT INTERNAP

Internap is a market leader of intelligent route control solutions that bring reliability, performance and security to the Internet. The company's patented and patent-pending technologies address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, VoIP, and audio/video across IP networks. Internap currently serves more than 2,200 customers throughout North America, Europe, Asia and Australia. For more information, please visit the company web site at www.internap.com.

Internap is a trademark of Internap Network Services. All other trademarks and brands are the property of their respective owners.

CONTACTS: INTERNAP
Media Contact:
L.A. Campbell
404/302-9721
lcampbell@internap.com

Investor Contact:
Andrew Albrecht
404/302-9841
aalbrecht@internap.com